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                                                                   Exhibit 10.19

                                  DAVID SOHM

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 14, 1999 among AVT Corporation, a Washington corporation ("AVT"), MediaTel Corporation, a Delaware corporation ("Employer"), and David Sohm ("Executive").

                                   RECITALS

     A. AVT, Employer, and Goldengate Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of AVT ("Merger Sub") have entered into a Merger Agreement dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Employer with Employer surviving.

     B. It is a condition precedent to the closing of the Merger Agreement that Executive and Employer enter into this Agreement.

     C. Based on Executive's success to date in developing and managing Employer, Employer desires to retain the services of Executive, and Executive is willing to provide services to Employer, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Employer, AVT and Executive hereby agree as follows:

1.   Employment

     Employer will employ Executive, either directly or through AVT, and Executive will accept employment by Employer as its President. Executive will have the authority, subject to Employer's Articles of Incorporation and Bylaws, as may be granted from time to time by Employer's Board of Directors. Executive will have the policy and decision-making authority and responsibility, and will perform the duties customarily performed by an executive officer of a corporation that is, in all respects, similar to Employer. Executive will have such other duties as may be assigned from time to time by Employer's or AVT's Board of Directors that relate to the business of Employer, its subsidiaries (including any partnerships, joint ventures, limited liability companies or other business entities), AVT, its subsidiaries, or any business ventures (including any partnerships, joint ventures, limited liability companies or other
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business entities) in which Employer, its subsidiaries, AVT, or its subsidiaries may participate.

2.   Attention and Effort

     Executive will devote all of the normal business time that is necessary and appropriate, and his ability, attention and effort to Employer's business and will skillfully serve its interests during the term of this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities and (b) engaging in charitable or community service activities, so long as neither of the foregoing additional activities materially interferes with Executive's duties under this Agreement.

3.   Term

     Unless otherwise terminated pursuant to Section 6 hereof, Executive's term of employment under this Agreement shall expire on April 14, 2001. Expiration of the term of employment does not require termination of the employment relationship.

4.   Compensation

     During the term of this Agreement, Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

     4.1  Annual Base Salary

     Executive's compensation shall consist, in part, of an annual base salary which for calendar year 1999 shall be $200,000, before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other employees of Employer are paid. Employer's Board of Directors shall consider increases in the amount of such annual base salary on not less than an annual basis, but may not reduce the annual base salary.

     4.2  Bonus

          4.2.1  Objective Bonus

     For the year ending December 31, 1999 and subsequent calendar years, Executive will be entitled to receive, in addition to the annual base salary described above, a bonus upon achievement of specified objectives submitted by Executive and approved by the President of AVT (the "Objective Bonus"). The Objective Bonus payable for 1999 shall be $25,000 and Executive shall submit his proposed specified

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objectives to the President of AVT on or before May 15, 1999. For Objective
Bonuses payable with respect to 2000 and succeeding calendar years the amount of the bonus shall be agreed to by Executive and the President of AVT but it shall in no event be less than $25,000 and Executive shall submit his proposed specified objectives on or before March 15 of the calendar year to which the Objective Bonus relates.

          4.2.2  MICP Plan

     For the year ending December 31, 1999, Executive will also be entitled to receive the bonus described on Schedule A (the "MICP Bonus") under AVT's Management Incentive Compensation Plan (the "MICP"), payable in accordance with the terms set forth in Schedule A, if AVT and Employer achieve specified levels of total operating profit (earnings before interest and tax) for such year;

provided, however, that such bonus shall be prorated in proportion to the number
--------  -------
of full months that Executive is employed by Employer in 1999. Furthermore, Executive shall be entitled to a bonus under the MICP for each calendar year following 1999 calculated in the same manner as the MICP Bonus for 1999, provided, however, that the MICP Bonus for any following year shall be based on AVT's operating profit targets for AVT and Employer for such calendar year, and provided further that the Target Bonus (as defined on Schedule A) shall not be less than 25 percent of Executive's base salary for such year.

          4.2.3  1999 Prorated MediaTel Bonus

     In addition to the amount set forth in Section 4.2.2, Executive shall also be paid such amounts, prorated as above from January 1, 1999 through April 30, 1999 and payable on or before June 30, 1999, to which he would have been otherwise entitled for 1999 under Employer's 1999 Executive Officer's Incentive Compensation Plan, a copy of which is attached as Exhibit B (the "MediaTel MICP").

     4.3  Stock Options

     Executive is hereby awarded a nonqualified stock option to purchase 80,000 shares of AVT common stock (the "Options") with an exercise price equal to the average of the high and low trading prices of AVT common stock on the date hereof. Twenty-five percent of the Options will vest on the first anniversary of the date hereof. Thereafter the Options will vest at a rate of 2.08333 percent per month, and any remaining unvested options will vest in full on the fourth anniversary of the date hereof The Options will be granted pursuant to, and will be subject to the terms and conditions contained in, an option letter agreement in the form attached hereto as Exhibit A, which option letter shall in turn be granted pursuant to, and governed by the terms and conditions contained in, AVT's 1989 Restated Stock Option Plan. In

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addition, Executive shall be eligible for participation in additional option grants on an annual basis, or other periodic basis as determined by AVT for other Executives, in a manner consistent with AVT's use of option grants for other Executive officers of AVT and its subsidiaries.

5.   Benefits

     During the term of this Agreement, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs generally available to employees of Employer, as those programs may currently exist or be modified from time to time. Executive will also be entitled to such other benefits as are or may be available to executive level management of AVT.

6.   Termination

     Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case the provisions of Section 8 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder.

     6.1  By Employer

     With or without Cause (as hereinafter defined), Employer may terminate Executive's employment at any time during the term of employment upon giving Notice of Termination (as hereinafter defined).

     6.2  By Executive

     Executive may terminate his employment at any time, with or without Good Reason (as hereinafter defined), upon giving Notice of Termination.

     6.3  Automatic Termination

     This Agreement and Executive's employment hereunder will terminate automatically upon Executive's death or total disability. The term "total disability" as used herein means Executive's inability, with or without reasonable accommodation, to perform the duties set forth in Section 1 hereof for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by Employer's Board of Directors. Executive and Employer hereby acknowledge that Executive's ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder will be deemed to

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be effective (a) at the end of the calendar month in which Executive's death occurs, or (b) immediately upon a determination by Employer's Board of Directors of Executive's total disability, as defined herein.

     6.4  Notice

     The term "Notice of Termination" means at least 14 days' written notice of termination of Executive's employment, during which period Executive's employment and performance of services will continue; provided, however, that Employer may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date on which such 14-day period expires.

7.   Termination Payments

     In the event of termination of Executive's employment, all compensation and benefits set forth in this Agreement will terminate, except as specifically provided in this Section 7 or as provided under the Options.

     7.1  Termination by Employer

     (a) If Employer terminates Executive's employment without Cause prior to the end of the term of this Agreement, Executive will be entitled to receive (i) termination payments equal to the lesser of (aa) one year's annual base salary and (bb) the annual base salary Executive would have received if his employment hereunder had continued until the end of the term of this Agreement provided, however, that in no event shall Executive receive less than three months' base salary under this subsection (i), (ii) continued medical insurance for the period of the salary continuation; (iii) any unpaid annual base salary that has accrued for services already performed as of the date termination of Executive's employment becomes effective and any unpaid amount that has accrued under
Section 4.2.3; and (iv) the Objective Bonus for the calendar year in which the termination occurs, payable in accordance with its terms as if Executive were still employed by Employer at the conclusion of such year. Executive will not be entitled to receive any portion of the MICP Bonus for the year in which his employment terminates.

     (b) If Employer terminates Executive's employment with Cause, Executive will not be entitled to receive any of the foregoing benefits, other than those set forth in clause (iii) above.

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     7.2  Termination by Executive

     (a) If Executive terminates his employment for Good Reason prior to the end of the term of this Agreement, Executive will be entitled to receive the payments set forth in Section 7.1(a) hereof.

     (b) If Executive terminates his employment for any reason other than Good Reason prior to the end of the term of this Agreement, Executive will not be entitled to any payments hereunder, other than those set forth in clause (iii) of Section 7.1 (a) hereof.

     7.3  Expiration of Term or Termination Because of Death or Total Disability

     In the case of the termination of Executive's employment as a result of the expiration of the term of this Agreement or because of his death or total disability as defined above, Executive shall not be entitled to receive any payments hereunder, other than those set forth in clause (iii) of Section 7.1
(a) hereof.

     7.4  Payment Schedule

     All payments under this Section 7 will be made to Executive at the same interval as such payments would have been paid had Executive not terminated employment hereunder.

     7.5  Certain Definitions

          (a) Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" means the occurrence of one or more of the following events:

               (i) Executive's willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any material duty under this Agreement;

               (ii) Executive's willful or intentional injury of Employer or AVT, Executive's breach of fiduciary duty involving personal profit, or any act of Executive involving moral turpitude adversely affecting the business, goodwill or reputation of Employer or AVT;

               (iii) Violation by Executive of a state or federal criminal law involving the commission of a crime against Employer or AVT or any felony;

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               (iv) Habitual or repeated misuse by Executive of alcohol or controlled substances that materially impairs Executive's ability to perform his duties under this Agreement; or

               (v)  Any material violation by Executive of any provision of
Section 8 of this Agreement.

     Notwithstanding the foregoing, except in the case of subsection (a)(iii) above, Executive shall not be deemed to have been terminated for Cause unless and until Executive has been given notice and an opportunity to cure in accordance with Section 10 hereof.

          (b) Wherever reference is made in this Agreement to termination being with or without "Good Reason," "Good Reason" means the occurrence of any of the following without the consent of the Executive:

               (i) the assignment to Executive of duties materially inconsistent with and detrimental to, Executive's position, authority, duties or responsibilities as contemplated by Section 1 hereof; provided, however, that the reduction of Executive's position, authority, duties and responsibilities by Employer following Executive's written notice to Employer that he intends to resign his position with Employer without Good Reason shall not constitute "Good Reason" under this Agreement;

               (ii) Employer requiring the Executive to (aa) be based at any office or location more than 15 miles from the current location in the San Francisco, CA area, or (bb) spend materially more time traveling than is customarily spent by Executive officers of comparable companies performing similar functions; or

               (iii) Any material violation by Employer of any provision of this Agreement.

     Notwithstanding the foregoing Executive shall not be deemed to have terminated employment for Good Reason unless and until Employer has been given notice and an opportunity to cure in accordance with Section 10 hereof.

          (c) For purposes of Sections 7.5(a)(i) and (ii), no act, or omission to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of Employer and AVT; provided, however, that any act, or omission to act, on Executive's part in reliance upon an opinion of counsel to Employer or AVT or counsel to Executive shall not be deemed to be willful.

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8.   Noncompetition and Nonsolicitation

     8.1  Applicability

     This Section 8 will survive the termination of Executive's employment with Employer or the expiration of the term of this Agreement. Executive agrees that the duration and scope of his obligations under this Section 8 are reasonable.

     8.2  Scope of Competition

     Executive agrees that he will not, directly or indirectly, during his employment and for a period (the "Noncompete Period") of (a) one year from the date on which his employment is terminated if it is terminated prior to the expiration of the term of this Agreement by Employer without Cause or by Executive for Good Reason and (b) two years from the date on which his employment is terminated if it is terminated prior to the expiration of the term of this Agreement by Employer for Cause or by Executive without Good Reason be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor unless released from such obligation in writing by Employer's Board of Directors. Notwithstanding the foregoing, the Noncompete Period, if determined under clause
(a) above, shall extend beyond the expiration of the term of this Agreement and only for the period of time that Executive is receiving severance benefits under
Section 7.1(a), and if determined under clause (b) above, shall not extend beyond the third anniversary of the date of this Agreement. A "Competitor" means any business entity that, as of termination of employment, provides services that directly or indirectly compete with, or are marketed or intended to compete with, the services offered or under development by Company (or, if Company is operated as a division of AVT, such division), in each case within North America, Europe, Asia or Japan. A Competitor does not include a firm, such as an ISP or common carrier, that provides communication facilities that could be used by Company's customers, provided, however, that such firm does not target the market(s) served by Company. This Section 8.2 shall not restrict Executive from working for a division or subsidiary of a larger company which division or subsidiary is not on its own a "Competitor", even if other divisions or subsidiaries of such a company are competitors, provided that AVT receives adequate assurances as it may request that Executive has no involvement with the divisions or subsidiaries engaged in business that compete with Company. Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership corporation or association of which he is a member,

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consultant or agent; provided, however, that nothing herein will prevent the purchase or ownership by Executive of shares that constitute less than 5% of the outstanding equity securities of a publicly held corporation, if Executive had no other relationship with such corporation.

     8.3  Scope of Nonsolicitation

     Executive will not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Employer to cease his or her relationship with Employer or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Employer to do business or in any way become associated with any Competitor. This Section 8.3 will apply during the time period and geographical area described in Section 8.2 hereof.

     8.4  Assignment of Intellectual Property

     All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively, "Intellectual Property") that Executive develops, conceives or first reduces to practice during the term of his employment hereunder, whether working alone or with others, shall be Employer's sole and exclusive property, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, relating thereto, and Executive hereby assigns to Employer all of such Intellectual Property. "Intellectual Property" shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements and related work product that (a) relate to Executive's performance of services under this Agreement, to Employer's field of business or to Employer's actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Employer, or (b) are developed in whole or in part on Employer's time or developed using Employer's equipment, supplies, facilities or trade secret information, or other resources of Employer, whether or not the work product relates to Employer's field of business or Employer's actual or demonstrably anticipated research.

     8.5  Disclosure and Protection of Inventions

     Executive shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Employer promptly after the development thereof. At Employer's request and at

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Employer's expense, Executive will assist Employer or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Employer; (b) executing documents of assignment to Employer or its designee of all of Executive's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Employer or its designee all right, title and interest in and to any Intellectual Property and any rights relating thereto.

     8.6  Nondisclosure; Return of Materials

     During the term of his employment by Employer and following termination of such employment, Executive will not disclose (except as required by his duties to Employer) any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Employer of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with Employer or the expiration of this Agreement, Executive will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Employer that pertain to his employment with Employer or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

     8.7  Equitable Relief

     Executive acknowledges that the provisions of this Section 8 are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 8 and that damages sustained by Employer as a result of a breach of this Section 8 cannot be adequately remedied by damages, and Executive agrees that Employer, notwithstanding any other provision of this Agreement, including, without limitation, Section 14 hereof, in addition to any other remedy it may have under this Agreement or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 8. The prevailing party in any proceedings under this Section 8 will be entitled to recover costs and expenses, including attorneys' fees.

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     8.8  Effect of Violation

     Executive and Employer acknowledge and agree that additional consideration has been given for Executive's entering into this Section 8, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 7 hereof. Violation by Executive of this Section 8 will relieve Employer of any obligation it may have to make such termination payments, but shall not relieve Executive of his obligations, as required hereunder, not to compete.

9.   Representations and Warranties

     To induce Employer to enter into this Agreement, Executive represents and warrants to Employer as follows:

     9.1  Qualification

     Executive is qualified and capable, with or without reasonable accommodation, of performing all the essential functions of his position under this Agreement and of fulfilling his obligations hereunder. Executive agrees, if Employer requests, to submit to annual medical examinations, to be paid for by Employer.

     9.2  No Violation of Other Agreements

     Neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed on Executive by corporate or other statutory or common law.

     9.3  Inventions

     Executive has prepared and attached hereto as Schedule B a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof that are subject to prior agreement or that Executive desires to exclude from this Agreement, or, if no such list is attached, Executive hereby represents and warrants to Employer that there are no such inventions, patent applications or patents.

10.  Notice and Cure of Breach

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in
Section 7.5(a)(iii) hereof, before such action is taken, the party asserting the breach of

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this Agreement shall give the other party at least 14 days' prior written notice of the existence and nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 14-day period.

11.  Notices

     Any notice or request required or permitted to be given hereunder must be in writing given by personal delivery, overnight courier, certified or registered mail or facsimile, addressed as respectively set forth below or to such other address as any party has previously designated by such a notice. The effective date of any notice or request is (a) three days from the date it is sent by certified or registered mail so long as it is in fact received within five days, (b) the date of delivery if personally delivered or sent by overnight courier, or (c) when sent by facsimile with receipt confirmed.

     Notices to Executive and Employer shall be sent as follows:

     If to Executive:

     David Sohm
     MediaTel Corporation
     274 Brannan Street, 6th Floor
     San Francisco, CA 94107

     If to Employer:

     AVT Corporation
     11410 N.E. 122nd Way
     Kirkland, WA 98034-6927
     Fax: (206) 820-4025
     Attention: Chief Financial Officer

     with a copy to:

     Perkins Coie
     1201 Third Avenue, 40th Floor
     Seattle, WA 98101 -3099
     Fax: (206) 583-8500
     Attention: Linda A. Schoemaker

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12.  Assignment

     This Agreement is personal to Executive and shall not be assignable by Executive. Employer may assign its rights and obligations hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer or AVT is a party, or (b) any corporation, partnership, association or other person to which Employer or AVT may transfer all or substantially all the assets and business of Employer or AVT existing at such time. All the terms and provisions of this Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.  Waivers

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.  Arbitration

     With the exception of proceedings by Employer to enforce its rights under
Section 8 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted in San Francisco County, California, by one arbitrator either mutually agreed upon by Employer and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration proceedings and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The prevailing party shall be entitled to costs and expenses, including attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.  Amendments in Writing

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, will be effective unless the same is in writing, specifically identifying this

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Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Executive, and each such amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Executive.

16.  Governing Law

     This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to any rules governing conflicts of laws.

17.  Severability

     If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) such provision shall be deemed reformed to the minimum extent determined necessary by the court or arbitrator having jurisdiction thereover in order for such provision to be enforceable under applicable law.

18.  Headings

     All headings used herein are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19.  Counterparts

     This Agreement, and any amendment or modification entered into pursuant to
Section 15 hereof, may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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20.  Entire Agreement

     This Agreement on and as of the date hereof constitutes the entire agreement between Employer and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or-written communications, understandings or agreements between Employer and Executive with respect to such subject matter are hereby superseded and nullified in their entireties, except that (i) Executive shall be entitled to the $100,000 "Change of Control" payment with respect to the Merger (but not any subsequent Change of Control) described in that letter from Employer to Executive dated October 29, 1998, (ii) except as specifically provided in Section 4.2.3 with respect to the MediaTel MICP, and
(iii) Executive's MediaTel Corporation stock options (including the provisions regarding acceleration in certain circumstances) shall remain in force, as assumed by AVT in the Merger.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

                              EMPLOYEE

                                   /s/ David Sohm
                              --------------------------------------
                                             David Sohm

                              MEDIATEL CORPORATION

                              By   /s/ Richard J. LaPorte
                                ------------------------------------

                              Its___________________________________



                              AVT CORPORATION

                              By   /s/ Richard J. LaPorte
                                ------------------------------------

                              Its___________________________________

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